EXHIBIT 99.1

CITIZENS ANNOUNCES Q3 2021 FINANCIAL RESULTS

COVID-19 and Hurricane Ida Impact Quarter -
Underlying Revenue and Sales Trends Strong

AUSTIN, TX – November 4, 2021 – Citizens, Inc. (NYSE: CIA) today announced Q3 2021 financial results showing ($0.06) loss per share, a $0.10 improvement over the prior year. The increase is boosted by lower operating expenses due to the Change-in-Control expenses in 2020 and higher realized gains this year, partially offset by higher hurricane losses and adverse mortality during the third quarter due partly to the continuing COVID-19 pandemic.

Gerald W. Shields, Vice-Chairman of the Board and interim CEO, said, "Our Life Insurance segment produced strong first year premiums during the third quarter. Underlying performance was driven by a continued focus on sales with over 1000 new policies totaling $64 million insurance issued.”

Mr. Shields went on to say, "While both first year and renewal premiums in our Home Service segment increased, there is still work to do to transform the business. Premium revenue was negatively affected by Hurricane Ida, and expenses were negatively affected by higher death claims due to the COVID-19 Delta variant. Our growth strategy remains focused on the introduction of new products and processes--all core to our value proposition.”

Financial Condition on September 30, 2021

•Total Investments of $1.6 billion; comprised of 91.4% fixed maturity securities
•Total Assets of $1.8 billion
•Total Stockholders’ Equity of $0.3 billion
•$4.6 billion of direct insurance in force
•No Debt

Q3 Highlights (versus Q3 2020)

•Net loss per share of Class A common stock of $0.06; $0.10 improvement per share vs. the prior year
•Revenue up 3% on higher realized gains
•Claims and surrenders down 3% on improved surrenders in Life Insurance segment
•General expenses down 46% on lower Change-in-Control expenses

Net loss of ($0.06) per Class A earnings share improved by $0.10 versus last year, mainly on lower general expenses due to executive severance costs and professional fees paid in 2020 in connection with a change in control of the Company. Higher realized gains related to our limited partnership investments in 2021 were negatively offset by higher death claims due to COVID-19 and the impact of Hurricane Ida on premiums and claims in the current year.

Revenue increased by 3% over the prior year, primarily driven by realized gains, reflecting changes in the fair value in the limited partnership portfolio, as well as a property sale gain.

Life insurance premiums increased due to increases in first year premiums in both segments and renewal premiums in the Home Service Insurance segment. However, total premium revenue decreased by 2% on a decline in property insurance premiums related to purchasing additional catastrophic reinsurance due to Hurricane Ida.

In the Life Insurance segment, third-quarter sales were strong as new targeted campaigns and lower sales in the prior year due to COVID-19 impacts contributed to a 19% increase in policies issued over the prior year. Premium revenue was slightly below last year as a 36% increase in first year premiums largely offset the 3% decrease in renewal premiums mainly due to a decline in the in force business due to an aging block of business and changes made to distribution. Prior-year surrenders negatively impacted renewal premiums even though total surrender benefits paid declined in the current period.

In the Home Service Insurance segment, total premium revenue decreased by 6% compared to the prior year despite increases in both first year and renewal life insurance premiums, primarily due to additional catastrophic reinsurance premiums paid as a result of Hurricane Ida. Hurricane Ida negatively impacted sales efforts for the quarter and, in addition, the COVID-19 Delta variant has largely affected the southeastern part of the country, where this segment has a heavy concentration of business. Despite these challenges, this segment had a 16% increase in first year premiums due to sales campaigns that focused on increasing the face amount of insurance sold and introducing a new product with a higher maximum face value. The COVID-19 pandemic negatively impacted sales during the 2020 period, while strong collection efforts supported renewal premiums during the quarter.

Claims and surrenders benefits decreased by 3% versus the prior year on improvement in surrender benefits offset by an increase in death claim benefits.

In the Life Insurance segment, claims and surrenders were down by 10% versus the prior year on decreased surrenders offset to a degree by higher death claims. This segment experienced an 88% increase in death claims, including COVID-19 claims, and a 23% decrease in surrenders. As previously disclosed, surrender benefits have been higher than usual in the last several years as many policies have reached the age where surrender charges have expired. However, policy surrenders decreased in the third quarter as new programs were instituted to curb surrenders.

In the Home Service Insurance segment, claims and surrenders increased by 17%, on an 83% increase in property claims due to Hurricane Ida and a 10% increase in death claim benefits during the third quarter compared to the prior year. The COVID-19 Delta variant significantly impacted key markets within this segment.

General expenses were down 46% from the prior year driven by severance and legal costs relating to a Change-in-Control during the third quarter of 2020. In addition, employee benefits are down as the Home Services segment transitioned to independent agents in 2020.

Selected Consolidated Financial Data

For the periods ended as of	Q3 2021	Q3 2020	YTD 09/30/21	YTD 09/30/20
(In thousands except share data)
Balance sheet data
Total assets	$ 1,831,498	1,844,338	$ 1,831,498	1,844,338
Total liabilities	1,566,467	1,547,584	1,566,467	1,547,584
Total stockholders' equity	265,031	296,754	265,031	296,754
Life insurance in force	$ 4,168,925	4,138,914	4,168,925	4,138,914
Operating items
Insurance premiums	$ 43,327	44,108	$ 125,185	126,921
Net investment income	15,454	14,997	46,018	45,081
Realized investment gains	2,126	527	7,277	669
Total revenues	61,584	59,825	180,625	173,888
Claims and surrenders	31,816	32,958	91,701	87,161
Other general expenses	10,542	19,391	33,427	42,003
Total benefits and expenses	64,311	67,996	180,500	183,856
Net income (loss) before federal income taxes	(2,727)	(8,171)	125	(9,968)
Net loss	(2,799)	(7,915)	(1,350)	(12,526)
Per share data
Book value per share	$ 5.34	5.87	$ 5.34	5.87
Basic and diluted loss per Class A share	(0.06)	(0.16)	(0.03)	(0.25)

Segment Operations

The Company is comprised of two operating business segments and other non-insurance enterprises as detailed below. The insurance operations are the Company's primary focus and are the lead income generators of the business.

Life Insurance
The Life Insurance segment primarily issues U.S. dollar-denominated ordinary whole life insurance and endowment policies predominantly sold to non-U.S. residents located principally in Latin America and the Pacific Rim. These products are sold through independent marketing consultants. A new whole life product was introduced in Florida in 2021.

Home Service Insurance
The Home Service Insurance segment provides final expense life insurance and limited liability property insurance policies marketed to middle- and lower-income households, and whole life products with higher allowable face values in Louisiana, Mississippi and Arkansas. These products are sold through independent agents and funeral homes.

Other Non-Insurance Enterprises
Other Non-Insurance Enterprises primarily include the Company's IT and Corporate support functions. Their data is included in the segment data table to properly reconcile the segment information with the consolidated financial statements of the Company.

Selected Segment Financial Data

For the periods ended as of	Q3 2021	Q3 2020	YTD 09/30/21	YTD 09/30/20
(In thousands except share data)

LIFE SEGMENT
Total assets	$ 1,379,666	$ 1,349,923	$ 1,379,666	$ 1,349,923

Operating items
Insurance premiums	$ 32,198	$ 32,265	$ 89,399	$ 92,146
Net investment income	11,991	11,507	35,468	34,332
Realized investment gains	1,205	133	5,741	1,259
Total revenues	46,070	44,094	132,750	128,932
Claims and surrenders	22,565	25,023	69,366	66,071
Other general expenses	4,900	1,915	15,273	11,309
Total benefits and expenses	44,384	38,586	124,043	119,219
Net income (loss) before federal income taxes	1,686	5,508	8,707	9,713

HOME SERVICE SEGMENT
Total assets	$ 399,183	$ 416,271	$ 399,183	$ 416,271

Operating items
Insurance premiums	$ 11,129	$ 11,843	$ 35,786	$ 34,775
Net investment income	3,238	3,200	9,826	9,788
Realized investment gains (losses)	(36)	388	393	(405)
Total revenues	14,332	15,432	46,008	44,177
Claims and surrenders	9,251	7,935	22,335	21,090
Other general expenses	4,146	4,524	12,024	13,431
Total benefits and expenses	18,431	16,458	50,327	47,374
Net income (loss) before federal income taxes	(4,099)	(1,026)	(4,319)	(3,197)

OTHER NON-INS ENTERPRISES
Balance sheet data
Total assets	$ 52,649	$ 78,144	$ 52,649	$ 78,144

Operating items
Net investment income	225	290	724	961
Realized investment gains (losses)	957	6	1,143	(185)
Total revenues	1,182	299	1,867	779
Claims and surrenders	-	-	-	-
Other general expenses	1,496	12,952	6,130	17,263
Total benefits and expenses	1,496	12,952	6,130	17,263
Net income (loss) before federal income taxes	(314)	(12,653)	(4,263)	(16,484)

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company utilizes a three-pronged strategy for growth based upon worldwide sales of U.S. dollar-denominated whole life cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate", “believe”, “project” "intends," "continue" or comparable words. Such forward-looking statements may relate to the Company’s expectations regarding the impact of the COVID-19 pandemic, business performance, operational strategy, capital expenditures, technological changes, regulatory actions, and other financial and operational measures. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to the risk factors discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company's expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

For further information CONTACT:

Investor Relations PR@citizensinc.com